Exhibit 99

Contacts:
Elizabeth Castro (Media)
(312) 240-4567

130 E. Randolph Dr. ◙ Chicago, IL 60601	Douglas Ruschau (Investor Relations)
(312) 240-3818
For Immediate Release
March 6, 2006

Illinois Commerce Commission Approves Settlement and Refunds in
Peoples Gas and North Shore Gas Cases

CHICAGO -- Peoples Energy said today that the Illinois Commerce Commission (ICC) approved an amended settlement agreement related to its utilities gas charges for fiscal years 2000 to 2004. The settlement agreement was between Peoples Gas and North Shore Gas with the Attorney General, the City of Chicago and the Citizens Utility Board.

Peoples said that achieving certainty and finality on these prior periods is important for all concerned — customers, employees, shareholders and the company. The company said that, with these matters now settled, it will focus its full efforts and resources on moving the company forward and continuing to improve the quality of service to its one million customers.

The amended settlement includes:

•	$100 million in customer refunds,

•	Cease collection activity on approximately $207 million of bad debt written off over fiscal 2000-2005 and remove this bad debt from customer records,

•	Credit fiscal 2006 and fiscal 2005 Hub revenues as an offset to customers’ gas charges,

•	Implement ICC recommendations to conduct audits of gas procurement practices,

•	Fund up to $30 million over six years for qualifying conservation programs.

Financial Impacts. As a result of the revised settlement, the company will record a $10.7 million pre-tax settlement charge in its fiscal second quarter to reflect the impact of the change in accounting treatment for hub activities for fiscal 2005. This amount is in addition to the $105 million previously recorded.

The company also estimates that fiscal 2006 operating income will be negatively impacted by provisions of the amended settlement agreement. The change for hub revenues and the termination of credit and collection efforts on utility bad debt amounts written off during fiscal years 2000-2005 will likely adversely impact fiscal 2006 pre-tax operating income by $10 to $20 million.

The company will provide a full update on its earnings outlook for fiscal 2006 at the time of its regularly scheduled second quarter earnings release.

Peoples Energy, a member of the S&P 500, is a diversified energy company consisting of the following primary business segments: Gas Distribution, Oil and Gas Production, Energy Marketing, and Energy Assets. The Gas Distribution business serves about 1 million utility customers in Chicago and northeastern Illinois. Visit the Peoples Energy website at PeoplesEnergy.com.

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